Bristol West Stockholders Vote Overwhelmingly
to Approve the Proposed Farmers Merger

DAVIE, Fla., June 21 /PRNewswire-FirstCall/ -- Bristol West Holdings, Inc. (NYSE: BRW) today announced the outcome of the special meeting of Bristol West's stockholders, which concluded earlier today (the "Special Meeting"). At the Special Meeting, Bristol West stockholders overwhelmingly voted to adopt an Agreement and Plan of Merger (the "Farmers Merger Agreement") with Farmers Group, Inc. ("Farmers") and BWH Acquisition Company, a wholly owned subsidiary of Farmers ("Merger Sub"). Bristol West reported that approximately 99.9% of the shares that were voted approved the Farmers Merger Agreement. The approximately 27.0 million shares that were voted represent approximately 91.5% of Bristol West's outstanding shares of common stock that were entitled to vote at the Special Meeting. Adoption of the Farmers Merger Agreement required a positive vote by a majority of the outstanding shares.

On March 2, 2007, Bristol West announced that it had entered into the Farmers Merger Agreement with Farmers and Merger Sub. Farmers is a wholly owned subsidiary of Zurich Financial Services Group ("Zurich"). The Farmers Merger Agreement contemplates a merger whereby Merger Sub will be merged with and into Bristol West, with Bristol West being the surviving corporation (the "Proposed Farmers Merger"). Farmers will subsequently transfer ownership of Bristol West to the Farmers Exchanges. Consummation of the Proposed Farmers Merger continues to be subject to various closing conditions, including, but not limited to, receipt of certain regulatory approvals. The insurance laws and regulations of the four states where Bristol West's underwriting companies are domiciled, California, Ohio, Florida and Michigan, require prior approval of the acquisition of control of those underwriting companies, including pursuant to the Proposed Farmers Merger. The necessary applications for a change in control in connection with the Proposed Farmers Merger were filed with those states in the first week of April 2007 and are currently pending.

Jeffrey J. Dailey, Bristol West's Chief Executive Officer, said "We are delighted that Bristol West's stockholders have voted so convincingly to approve the Proposed Farmers Merger. Farmers and Bristol West are a great fit, and we look forward to joining the Farmers and Zurich family."

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Proposed Farmers Merger, the expected timetable for completing the transaction, and any other statements about Farmers or Bristol West management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "intends," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that might cause such a difference include, but are not limited to, the possibility that the Proposed Farmers Merger will not close or that the closing will be delayed, and other events and factors disclosed previously and described in Bristol West's Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Bristol West disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this press release or otherwise.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 25 states. Bristol West Insurance subsidiaries are rated A- (Excellent) by A.M. Best, the world's foremost insurance rating organization. Bristol West is traded on the New York Stock Exchange under the symbol BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

About Zurich

Zurich Financial Services Group (Zurich) is an insurance-based financial services provider with a global network of subsidiaries and offices in North America and Europe as well as in Asia Pacific, Latin America and other markets. Founded in 1872, the Group is headquartered in Zurich, Switzerland. It employs approximately 55,000 people serving customers in more than 150 countries.

Farmers Insurance Group of Companies(R) is the nation's third-largest Personal Lines Property & Casualty insurance group. Headquartered in Los Angeles and doing business in 41 states, the insurers comprising the Farmers Insurance Group of Companies provide Homeowners, Auto, Business, Life insurance and financial services to more than 10 million households through 17,000 exclusive and independent agents and district managers. The Farmers Exchanges are three reciprocal property and casualty insurers, including their subsidiaries and affiliates owned by their policyholders and operating mainly under the Farmers brand and in 2006 had USD 15 billion in gross written premiums. For more information about Farmers, visit our Web site at www.farmers.com.

SOURCE Bristol West Holdings, Inc.
-0- 06/21/2007
/CONTACT: Robert Sadler of Bristol West Insurance Group, +1-954-316-5160/
/Web site: http://www.bristolwest.com
http://www.farmers.com /
(BRW)

CO: Bristol West Holdings, Inc.; Farmers Insurance Group; Zurich Financial
Services Group
ST: Florida
IN: FIN INS
SU: TNM